PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 14, 1999)

                                2,850,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    All of the 2,850,000 shares are being sold by Realty Income Corporation. Realty Income currently pays regular monthly distributions to holders of its common stock, which is listed on the New York Stock Exchange under the symbol "O." On May 1, 2001, the last reported sale price of our common stock on the NYSE was $27.80 per share.

    Realty Income Corporation, "The Monthly Dividend Company," is a Maryland corporation organized to operate as an equity real estate investment trust, or REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of March 31, 2001, we owned a diversified portfolio of 1,061 retail properties located in 46 states with approximately 8.9 million square feet of leasable space leased to 69 different retail chains doing business in 23 separate retail industries.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-7.
                             ---------------------

                                                              PER SHARE      TOTAL
                                                              ---------      -----
Public offering price.......................................    $27.80    $79,230,000

Underwriting discount.......................................    $1.425     $4,061,250

Proceeds, before expenses, to Realty Income Corporation.....   $26.375    $75,168,750

    The underwriters may also purchase up to an additional 427,500 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about May 7,
2001.
                            ------------------------

MERRILL LYNCH & CO.

       SALOMON SMITH BARNEY

              CREDIT SUISSE FIRST BOSTON

                     A.G. EDWARDS & SONS, INC.

                            FIRST UNION SECURITIES, INC.

                                    TUCKER ANTHONY SUTRO CAPITAL MARKETS
                            ------------------------

             The date of this prospectus supplement is May 1, 2001.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Prospectus Supplement Summary...............................     S-3
Risk Factors................................................     S-7
Selected Financial Information..............................    S-13
Use Of Proceeds.............................................    S-14
Capitalization..............................................    S-15
Distribution Policy.........................................    S-16
Price Range of Common Stock and Distribution History........    S-17
Properties..................................................    S-18
Material United States Federal Income Tax Considerations....    S-22
Stockholder Rights Plan.....................................    S-36
Where You Can Find More Information.........................    S-37
Incorporation Of Information We File With The SEC...........    S-38
Underwriting................................................    S-39
Legal Matters...............................................    S-41
Experts.....................................................    S-41

                              PROSPECTUS
                                                                PAGE
                                                              --------
The Company.                                                         3
Use of Proceeds.............................................       3
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............       3
Forward-Looking Statements..................................       4
Description of Debt Securities..............................       4
Description of Common Stock.................................      16
Description of Preferred Stock..............................      18
Restrictions on Ownership and Transfers of Capital Stock....      25
Material Federal Income Tax Considerations to Realty
  Income....................................................      28
Plan of Distribution........................................      35
Experts.....................................................      36
Legal Matters...............................................      36
Where You Can Find More Information.........................      36
Incorporation of Information We File with the SEC...........      37

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED AND DEEMED TO BE INCORPORATED BY REFERENCE HEREIN AND THEREIN, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS THIS PROSPECTUS SUPPLEMENT OTHERWISE INDICATES OR THE CONTEXT OTHERWISE REQUIRES, THE TERMS "REALTY INCOME," "OUR" AND "WE" AS USED IN THIS PROSPECTUS SUPPLEMENT REFER TO REALTY INCOME CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS. UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND INFORMATION RELATING TO OUR PROPERTIES EXCLUDES PROPERTIES OWNED BY OUR SUBSIDIARY CREST NET LEASE, INC.

REALTY INCOME

    Realty Income is organized to operate as an equity real estate investment trust, commonly referred to as a REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of March 31, 2001, we owned a diversified portfolio of 1,061 properties located in 46 states with approximately 8.9 million square feet of leasable space leased to 69 different retail chains doing business in 23 separate retail industries. Of the 1,061 properties in the portfolio, 1,056 are single-tenant retail properties with the remainder being multi-tenant properties. As of March 31, 2001, 1,032, or 97.7%, of our single-tenant properties were leased, with an average remaining lease term (excluding extension options) of approximately 7.6 years.

    Our primary business objective is to generate dependable monthly dividends from a consistent and predictable level of funds from operations, or FFO, per share. Additionally, we seek to increase distributions to stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

    Our portfolio management focus includes:

    - Contractual rent increases on existing leases;

    - Rental increases at the termination of existing leases when market conditions permit; and

    - The active management of our property portfolio, including selective sales of properties.

    Our acquisition of additional properties adheres to a focused strategy of acquiring primarily:

    - Freestanding, single-tenant, retail properties;

    - Properties leased to regional and national retail chains; and

    - Properties under long-term, net-lease agreements.

    We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our acquisition and investment activities are concentrated in well-defined target markets and focus generally on middle-market retailers providing goods and services that satisfy basic consumer needs.

    Our net lease agreements generally:

    - Are for initial terms of 10 to 20 years;

    - Require the tenant to pay a minimum monthly rent and property operating expenses (taxes, insurance and maintenance); and

    - Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level.

    Our five senior officers have each managed our properties and operations for between four and 16 years. Our directors and five senior officers, as a group, owned approximately 2.9% of our outstanding common stock as of April 30, 2001. Realty Income had 49 employees as of April 30, 2001.

RECENT DEVELOPMENTS

    REVENUE INCREASES. Our revenue for the quarter ended March 31, 2001 increased 11.3% to $31.6 million as compared to $28.4 million for the same quarter in 2000.

    FUNDS FROM OPERATIONS. FFO for the quarter ended March 31, 2001 increased 6.7% to $17.6 million as compared to $16.5 million for the same quarter in 2000. On a diluted per common share basis, FFO increased 6.5% to $0.66 per share compared to $0.62 per share for the same period in 2000. FFO is a widely used measure of REIT performance that excludes charges for the depreciation of real estate and gain on sales of investment properties. Though FFO is not a measure used in generally accepted accounting practices, or GAAP, it is one measure of a REIT's cash flow and of its ability to pay dividends.

    DIVIDEND INFORMATION. On March 15, 2001, we announced our 14th consecutive quarterly increase in the amount of the monthly dividend on our common stock. The amount of the monthly dividend was increased to $0.18625 per share from $0.185 per share for an annualized dividend amount of $2.235 per share. Our next dividend will be payable on May 15, 2001 to the persons who were record holders of our common stock on May 1, 2001. ACCORDINGLY, PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS SUPPLEMENT WILL NOT RECEIVE THE MAY 15, 2001 DIVIDEND ON ANY OF THE SHARES OF COMMON STOCK BEING PURCHASED IN THIS OFFERING.

    NET INCOME AVAILABLE TO COMMON STOCKHOLDERS. Net income available to common stockholders for the quarter ended March 31, 2001 increased to $16.0 million as compared to $10.5 million for the same period in 2000. On a diluted per common share basis, net income for the first quarter of 2001 increased to $0.60 per share as compared to $0.39 per share for the same period in 2000. The calculation to determine net income includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter based on the timing of property sales and can significantly impact net income. The gain recognized from property sales during the first quarter of 2001 was $5.3 million or $0.20 per common share greater than the gain recognized from property sales during the same quarter in 2000.

    SHARE REPURCHASE ACTIVITY. On an ongoing basis, we regularly review our investment options in an effort to determine the best use of our capital. At certain times during the first quarter of 2001, our share price justified repurchasing shares. During the three months ended March 31, 2001, we invested $169,000 to repurchase 6,800 shares of our common stock at an average price of $24.82 per share.

    PORTFOLIO MANAGEMENT ACTIVITIES. As of March 31, 2001, portfolio occupancy for our single-tenant properties was 97.7% with only 24 properties out of 1,056 single-tenant properties available for lease. Same store rents on 999 properties under lease during both the entire three months ended March 31, 2001 and 2000 increased 1.3% to $26.3 million in the first quarter of 2001 from $26.0 million in the first quarter of 2000.

    PROPERTY DISPOSITIONS. During the first quarter of 2001, we sold 10 properties for $17.1 million and recorded a gain on sales of $6.0 million. The 10 properties consisted of seven restaurants, one home improvement store, one home furnishing store, and one child day care property. The properties were sold at a weighted average capitalization rate of 9.3% (capitalization rate is the amount of base rent for the next 12 months divided by the purchase price). The proceeds from the sale of these properties were used to repay outstanding indebtedness on our acquisition credit facility and to invest in new properties with an initial weighted average contractual capitalization rate of 11.5%. The objective of our disposition program is to sell properties when we believe the reinvestment of the net sales proceeds can generate higher returns, enhance the credit quality of our real estate portfolio or increase the average lease term.

    PROPERTY ACQUISITIONS. During the quarter ended March 31, 2001, we invested $7.2 million in three new properties and properties under development with an initial weighted average contractual capitalization rate of 11.5%. The new properties are 100% leased with an initial average lease length of 20 years. We used the net proceeds from the sale of properties and excess cash flow to acquire the additional properties.

    MARKET OVERVIEW. We believe that our acquisition opportunities and the market for freestanding, net-lease, retail properties remain positive and offer attractive capitalization rates. We maintain acquisition credit facilities with borrowing capacity of $225 million, which are used to fund our acquisitions and the operations of our subsidiary, Crest Net Lease, Inc, or Crest Net (a
$200 million revolving credit facility for Realty Income and a $25 million revolving credit facility for Crest Net). The outstanding balance on our $200 million credit facility at March 31, 2001 was $134.0 million and the outstanding balance on the $25 million credit facility used to fund Crest Net operations was $12.3 million at that date. These have been and will continue to be important sources of capital for us.

    CREST NET LEASE. During the first quarter of 2001, Crest Net sold four properties from its inventory for $14.0 million and recorded a gain on sales of $1.9 million. Crest Net also invested $3.8 million in four new properties and properties under development. At the end of the first quarter 2001, Crest Net carried an inventory of $14.8 million in properties held for sale. The contribution, if any, to our FFO by Crest Net will depend on the timing and the number of property sales achieved, if any, in any given quarter. During the first quarter of 2001 Crest Net generated $0.04 in FFO per common share for us.

    CREDIT FACILITY EXTENSION.  In April 2001, the expiration date of
$180 million of our $200 million acquisition credit facility was extended one year to December 30, 2003.

                                  THE OFFERING

    All of the shares of common stock offered by this prospectus supplement are being sold by us and none of those shares is being sold by our stockholders. For a description of our common stock, see "Description of Common Stock" and "Restrictions on Ownership and Transfers of Capital Stock" in the accompanying prospectus.

Securities Offered........................  2,850,000 shares of common stock, plus up to an additional 427,500 shares if the underwriters'
                                            over-allotment option is exercised in full.

Shares to be outstanding after this
  offering................................  29,457,745

Use of proceeds...........................  We will use the net proceeds from the offering of the common stock to repay outstanding indebtedness under our
                                            $200 million credit facility and for other general
                                            corporate purposes.

Restrictions on Ownership and Transfer....  Our charter contains restrictions on ownership and transfer of our common stock intended to assist us in
                                            maintaining our status as a REIT for federal and/or
                                            state income tax purposes. For example, our charter
                                            restricts any person from acquiring actual or
                                            constructive ownership of more than 9.8% (in value or
                                            number of shares, whichever is more restrictive) of our
                                            outstanding shares of common stock, as more fully
                                            described in the section entitled "Restrictions on
                                            Ownership and Transfer of Capital Stock" in the
                                            accompanying prospectus.

NYSE Symbol...............................  "O"

    Our Board of Directors has declared a dividend of $0.18625 per share of common stock payable on May 15, 2001 to persons who were holders of record of our common stock on May 1, 2001. PURCHASERS OF SHARES OF COMMON STOCK IN THIS OFFERING WILL NOT BE ENTITLED TO RECEIVE THE MAY 15, 2001 DISTRIBUTION ON ANY OF THE SHARES OF COMMON STOCK THEY PURCHASE. The number of shares to be outstanding after this offering as shown above is based on the shares of our common stock oustanding as of May 1, 2001. As of March 31, 2001, we had 2,745,700 shares of 9 3/8% Class B Cumulative Redeemable Preferred Stock and 1,380,000 shares of
9 1/2% Class C Cumulative Redeemable Preferred Stock outstanding. In the event that we liquidate, dissolve or wind up Realty Income, the holders of this preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends, before any payment is made to the holders of our common stock. In addition, this preferred stock ranks senior to our common stock with respect to the payment of dividends and distributions.

                                  RISK FACTORS

    In evaluating an investment in our common stock, you should carefully consider the following factors, in addition to other matters set forth or incorporated in this prospectus supplement or the accompanying prospectus.

IN ORDER TO GROW WE NEED TO CONTINUE TO ACQUIRE INVESTMENT PROPERTIES THAT MAY BE THE SUBJECT OF COMPETITIVE PRESSURES.

    We face competition in the acquisition, operation and sale of property. We expect competition from:

    - Businesses;

    - Individuals;

    - Fiduciary accounts and plans; and

    - Other entities engaged in real estate investment.

    Some of these competitors are larger than we are and have greater financial resources. This competition may result in a higher cost for properties that we wish to purchase.

OUR TENANT'S CREDITWORTHINESS AND ABILITY TO PAY RENT MAY BE AFFECTED BY COMPETITION IN THEIR INDUSTRIES.

    The retail chains leasing our properties generally face significant competition from other operators. This competition may adversely impact:

    - That portion, if any, of the rental stream to be paid to us based on a retailer's revenues; and

    - The retailer's results of operations or financial condition.

AS A PROPERTY OWNER, WE MAY BE SUBJECT TO UNKNOWN ENVIRONMENTAL LIABILITIES.

    Investments in real property can create a potential environmental liability. An owner of property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

    - Our knowledge of the contamination;

    - The timing of the contamination;

    - The cause of the contamination; or

    - The party responsible for the contamination of the property.

    There may be environmental problems associated with our properties of which we are unaware. In that regard, a number of our properties are leased to operators of oil change and tune-up facilities as well as convenience stores that sell petroleum-based fuels. These facilities, or other of our properties, use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances.

    The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. Although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could nevertheless be subject to strict liability by virtue of our ownership interest, and we cannot assure you that our tenants would satisfy their indemnification obligations under the leases. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders.

    COMPLIANCE. We have not been notified by any governmental authority, nor are we otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our present properties. Nevertheless, if environmental contamination should exist, we could be subject to strict liability for the contamination by virtue of our ownership interest.

    INSURANCE. Since December 1996, we have maintained an environmental insurance policy on our property portfolio. The limit on our current policy is $5 million per occurrence and $25 million in the aggregate, subject to a $100,000 self insurance retention per occurrence. There is a sublimit on properties with underground storage tanks of $1 million per occurrence and $5 million in the aggregate, subject to a $25,000 self insurance retention per occurrence. It is possible that our insurance will be insufficient to address any particular environmental situation and that we will be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

IF WE FAIL TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST THE AMOUNT OF DIVIDENDS WE ARE ABLE TO PAY WOULD GO DOWN.

    We believe that we have operated, commencing with our taxable year ended December 31, 1994, and we intend to continue to operate, so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Although we believe that we are in compliance with all REIT qualification rules and that we are organized and operate as a REIT, we can not assure you that we have been or will continue to be so organized or that we have been or will continue to be able to operate in a manner so as to qualify or remain so qualified.

    Qualification as a REIT involves the satisfaction of numerous requirements under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control.

    For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must pay distributions to stockholders aggregating annually at least 90% (95% prior to 2001) of our REIT taxable income (as defined in the Code and determined without regard to the dividends paid deduction and by excluding net capital gains).

    In the future it is possible that legislation, new regulations, administrative interpretations or court decisions will change the tax laws with respect to qualification as a REIT or the federal income tax consequences of those qualifications.

    If we were to fail to qualify as a REIT in any taxable year:

    - We would be required to pay federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

    - We would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders;

    - We would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost;

    - We would no longer be required to make distributions to stockholders; and

    - This treatment would substantially reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability for the years involved.

    Even if we qualify for and maintain our REIT status, we are subject to federal, state and local taxes on our income and property. For example, if we have net income from a prohibited transaction, that income will be subject to a 100% tax. Our subsidiary Crest Net Lease is required to pay federal and state taxes at the applicable tax rates on its income and property.

DISTRIBUTION REQUIREMENTS IMPOSED BY LAW LIMIT OUR FLEXIBILITY.

    To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 90% of our REIT taxable income each year (95% prior to 2001). This REIT taxable income is determined without regard to the dividends paid deduction and by excluding net capital gains.

    We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year.

    In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year, and any amount of that income that was not distributed in prior years.

    We intend to continue to make distributions to our stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

REAL ESTATE OWNERSHIP IS SUBJECT TO PARTICULAR ECONOMIC CONDITIONS THAT MAY HAVE A NEGATIVE IMPACT ON OUR REVENUE.

    We are subject to all of the general risks associated with the ownership of real estate. In particular we face the risk that rental revenue from the properties will be insufficient to cover all corporate operating expenses, debt service payments on indebtedness we incur and dividend payments on our stock. Additional real estate ownership risks include:

    - Adverse changes in general or local economic conditions;

    - Changes in supply of or demand for similar or competing properties;

    - Changes in interest rates and operating expenses;

    - Competition for tenants;

    - Changes in market rental rates;

    - Inability to lease properties upon termination of existing leases;

    - Renewal of leases at lower rental rates;

    - Inability to collect rents from tenants due to financial hardship, including bankruptcy;

    - Changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate;

    - Uninsured property liability;

    - Property damage or casualty losses;

    - Unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws; and

    - Acts of God and other factors beyond the control of our management.

AN UNINSURED LOSS OR A LOSS THAT EXCEEDS THE POLICIES ON OUR PROPERTIES COULD SUBJECT US TO LOST CAPITAL OR REVENUE ON THOSE PROPERTIES.

    Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land, or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant's expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies holding general policy holder ratings of at least "A" as set forth in the most current issue of Best's Insurance Guide. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements, insured against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils ("all risk," as that term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1,000,000 and $10,000,000 depending on the facts and circumstances surrounding the tenant and the industry in which it operates and include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of its appurtenant areas.

    In addition to the indemnities and required insurance policies identified above, most of our properties are also covered by flood and earthquake insurance policies (subject to substantial deductibles) obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake (subject to substantial deductibles) and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders.

COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND FIRE, SAFETY, AND OTHER REGULATIONS MAY REQUIRE US TO MAKE UNINTENDED EXPENDITURES THAT ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

    All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The retailers to whom we lease properties are obligated by law to comply with the ADA provisions, and we believe that these retailers may be obligated to cover costs associated with compliance. If required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these retailers to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations or financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could adversely affect our results of operations or financial condition and our ability to make distributions to stockholders.

PROPERTY TAXES ON OUR PROPERTIES MAY INCREASE WITHOUT NOTICE.

    Each of our properties is subject to real property taxes. The real property taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities.

OTHER GENERAL RISKS

    RISKS OF DEBT FINANCING. Although we intend to apply the net proceeds from the sale of the common stock to repay borrowings outstanding under our $200 million credit facility and for other general corporate purposes, we intend to incur additional indebtedness in the future, including additional borrowings under our $200 million and $25 million credit facilities. In addition, at May 1, 2001, $110 million aggregate principal amount of our 7 3/4% Notes due 2007, $100 million aggregate principal amount of our 8 1/4% Monthly Income Senior Notes due 2008 and $20 million aggregate principal amount of our 8% Notes due 2009 were outstanding. As a result, we will be subject to risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments on our debt, particularly in light of the fact that the interest rate on our credit facilities is variable and could increase over time, and the risk that we may be unable to refinance or repay our debt as it comes due. In addition, the credit facilities provide that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), we and our subsidiaries may not pay any dividends on our capital stock, including the common stock.

    DEPENDENCE ON KEY PERSONNEL. We are dependent on the efforts of our executive officers and key employees. The loss of the services of our executive officers and key employees could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders. It is possible that we will not be able to recruit additional personnel with equivalent experience in the retail, net leasing industry.

    EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that influences the price of our common stock in public trading markets is the annual yield from distributions on our common stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of our common stock.

    DILUTION OF COMMON STOCK. Our future growth will depend in large part upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, the interests of holders of common stock, including the shares of common stock offered in this prospectus supplement, could be diluted. Likewise, our Board of Directors is authorized to cause Realty Income to issue preferred stock in one or more series, entitled to such dividends and voting and other rights as the Board of Directors may determine. Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, dividend and other rights that could be dilutive to or otherwise adversely affect the interests of holders of our common stock.

MATTERS PERTAINING TO PARTICULAR PROPERTIES AND TENANTS

    As of March 31, 2001, 24 of our properties were available for lease, all of which are single-tenant properties. One of the properties had been previously leased to an automotive service facility operator, seven to child care operators, one to a home furnishings store operator, 12 to home improvement operators, one to a restaurant operator, one to a shoe store operator and one to a video store operator. As of March 31, 2001, 16 of our properties under lease were available for sublease by the tenants, all of which were current with their rent and other obligations.

    Our two largest tenants are Children's World Learning Centers and La Petite Academy, both of which are child care centers and which accounted for approximately 12.7% and 10.6%, respectively, of our rental revenue for the year ended December 31, 2000. Our tenants in the child care and restaurant industries accounted for approximately 24.7% and 12.3%, respectively, of our rental revenue for the year ended December 31, 2000. No other tenant or industry comprised 10% or more of our rental revenue during the year ended December 31, 2001. In general, a downturn in the industries represented by these tenants, whether nationwide or limited to specific sectors of the United States, could adversely affect tenants in this industry, which in turn could materially adversely affect our financial position and results of operations and our ability to make distributions to stockholders and debt service payments. In addition, a substantial number of our properties are leased to middle market retail chains which generally have more limited financial and other resources than most upper market retail chains, and therefore are more likely to be adversely affected by a downturn in their respective business or in the regional or national economy generally.

    During the last six months, we made progress in the re-lease of the 21 properties formerly occupied by Flooring America that became vacant during the third quarter of 2000. As of April 30, 2001, transactions were underway or completed on 16 of the 21 properties. The Flooring America stores are generally in retail locations that lend themselves to a wide variety of retail uses. In addition, the rents previously received on these properties were mainly at prevailing market rents. We believe we will complete the re-leasing of the remaining five properties and the transactions underway during 2001; however, we cannot assure you that this will occur nor can we predict the percentage of lease revenues previously derived from Flooring America that we may be able to obtain.

                         SELECTED FINANCIAL INFORMATION

    The following information is unaudited and was derived from our consolidated financial statements. The information is only a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes, Management's Discussion and Analysis of Financial Conditions and Results of Operations, and Quantitative and Qualitative Disclosures about Market Risk, which are part of our Annual Report on Form 10-K for the year ended December 31, 2000. You should read our financial statements and other information filed with the SEC. Information as of and for the quarter ended March 31, 2001 does not purport to be indicative of our financial condition or results of operations to be expected as of and for the year ending December 31, 2001.

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                             -----------------------------------------------------------------------------
                                             THREE MONTHS
                                                ENDED                          YEAR ENDED DECEMBER 31,
                                              MARCH 31,     --------------------------------------------------------------
                                                 2001          2000         1999         1998         1997         1996
                                             ------------   ----------   ----------   ----------   ----------   ----------
Total assets (book value) (end of
  period)..................................   $  912,828    $  934,766   $  905,404   $  759,234   $  577,021   $  454,097
Cash and cash equivalents (end of
  period)..................................        1,992         3,815          773        2,533        2,123        1,559
Lines of credit and notes payable (end of
  period)..................................      376,300       404,000      349,200      294,800      132,600       70,000
Total liabilities (end of period)..........      394,935       419,197      370,573      309,025      143,706       79,856
Stockholders' equity (end of period).......      517,893       515,569      534,831      450,209      433,315      374,241
Net cash provided by operating
  activities...............................       31,816        56,590       72,154       64,645       52,692       48,073
Net change in cash and cash equivalents....       (1,823)        3,042       (1,760)         410          564          (91)
Total revenue..............................       31,565       118,310      104,510       85,132       67,897       56,957
Income from operations.....................       12,522        48,076       45,295       41,004       33,688       30,768
Gain on sales of properties................        5,951         6,712        1,301          526        1,082        1,455
Extraordinary item.........................           --            --         (355)          --           --           --
Cumulative effect of change in accounting
  principle................................           --            --           --         (226)          --           --
Net income.................................       18,473        54,788       46,241       41,304       34,770       32,223
Preferred stock dividends..................       (2,428)       (9,712)      (5,229)          --           --           --
Net income available to common
  stockholders.............................       16,045        45,076       41,012       41,304       34,770       32,223
Distributions paid to common
  stockholders.............................       14,770        58,262       55,925       52,301       44,367       48,079
Basic and diluted net income per common
  share....................................         0.60          1.69         1.53         1.55         1.48         1.40
Distributions paid per common share(1).....       0.5550        2.1825        2.085        1.965        1.893        2.093
Distributions declared per common share....       0.5563        2.1875        2.095        1.975        1.895        1.710
Basic weighted average number of common
  shares outstanding.......................   26,612,009    26,684,598   26,822,285   26,629,936   23,568,831   22,976,789
Diluted weighted average number of common
  shares outstanding.......................   26,655,676    26,700,806   26,826,090   26,638,284   23,572,715   22,977,837
OTHER DATA
FFO(2).....................................   $   17,606    $   67,239   $   65,917   $   62,799   $   52,353   $   47,718

------------------------------

(1) 1996 distributions paid per common share include a special distribution of $0.23 per share.

(2) FFO is calculated by adding (i) net income available to common stockholders and (ii) depreciation and amortization, and reduced by gains and increased by losses on the sale of investment properties and extraordinary and "unusual" items. We consider FFO to be an appropriate measure of the performance of a REIT. FFO is used by financial analysts in evaluating REITs and can be one measure of a REIT's ability to make cash distributions. Presentation of this information will provide the reader with an additional measure to compare the performance of different REITs; however, it should be noted that not all REITs calculate FFO the same way so comparisons with these REITs may not be meaningful. FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance or to cash flow from operating, investing and financing activities as a measure of our liquidity or our ability to make cash distributions to stockholders or pay debt service.

                                USE OF PROCEEDS

    Our net proceeds from the sale of common stock offered by this prospectus supplement, after deducting the discount to the underwriters and other estimated expenses of this offering payable by us, are estimated to be approximately $74.9 million, and approximately $86.1 million if the underwriters' over-allotment option is exercised in full. We intend to use $70.6 million of the net proceeds to repay outstanding indebtedness under our $200 million credit facility which had an outstanding balance at April 30, 2001 of $133.1 million and to use the remaining net proceeds for other general corporate purposes. The $200 million credit facility is a revolving, unsecured acquisition credit facility. Borrowings under the $200 million credit facility currently bears interest at a spread of 1.225% over the London Interbank Offered Rate, although the credit facility offers us other interest rate options. Under the $200 million credit facility, $180 million of available borrowing capacity expires in December 2003 and $20 million expires in December 2002. The weighted average interest rate on the outstanding borrowings under the $200 million credit facility at April 30, 2001 was 6.6%.

                                 CAPITALIZATION

    The following table sets forth our unaudited historical capitalization as of March 31, 2001 and as adjusted to show the effect of this offering and the use of $70.6 million of estimated net proceeds to repay borrowings under our $200 million credit facility.

                                                                AS OF MARCH 31, 2001
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
DEBT
$200 million credit facility(1).............................  $ 134,000     $  63,400
$25 million credit facility(1)..............................     12,300        12,300
Notes due 2007..............................................    110,000       110,000
Notes due 2008..............................................    100,000       100,000
Notes due 2009..............................................     20,000        20,000
                                                              ---------     ---------
  Total debt................................................    376,300       305,700
                                                              ---------     ---------
STOCKHOLDERS' EQUITY
Preferred stock and paid in capital, $1.00 par value per
  share, 20,000,000 shares authorized, 4,125,000 shares
  issued and outstanding....................................     99,368        99,368
Common stock and paid in capital, $1.00 par value per share,
  100,000,000 shares authorized, 26,607,645 shares issued
  and outstanding historical and 29,457,645 shares issued
  and outstanding as adjusted...............................    632,023       706,892
Distributions in excess of net income.......................   (213,498)     (213,498)
                                                              ---------     ---------
Total stockholders' equity..................................    517,893       592,762
                                                              ---------     ---------
Total capitalization........................................  $ 894,193     $ 898,462
                                                              =========     =========

------------------------

(1) At April 30, 2001 the amount drawn on the $200 million credit facility was $133.1 million, and the amount drawn on the $25 million credit facility was $12.9 million.

                              DISTRIBUTION POLICY

    Distributions are paid to our stockholders on a monthly basis if, as and when declared by our Board of Directors. In order to maintain our status as a REIT, we are generally required to distribute annually to our stockholders at least 90% (95% up until 2001) of our REIT taxable income (determined as provided in the Code without regard to the deduction for dividends paid and by excluding any net capital gain).

    Our Board of Directors has declared a distribution of $0.18625 per share of common stock payable May 15, 2001 to stockholders of record on May 1, 2001. PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY WILL NOT RECEIVE THE
MAY 15, 2001 DISTRIBUTION IN RESPECT OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS SUPPLEMENT.

    Future distributions on our common stock will be at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and other factors as our Board of Directors may deem relevant. In addition, our $200 million credit facility and our $25 million credit facility contain financial covenants which could limit the amount of distributions payable by us in the event of a deterioration in our results of operations or financial condition, and which prohibit the payment of distributions on our common stock in the event that we fail to pay when due (subject to any applicable grace period) any principal of or interest on borrowings under the credit facilities.

    Distributions on our common stock to the extent of our current and accumulated earnings and profits for federal income tax purposes, and to the extent not designated as a capital gain dividend, generally will be taxable to stockholders as ordinary income. Distributions in excess of such earnings and profits generally will be treated as a non-taxable reduction in the stockholders' basis in its stock to the extent of such basis, and thereafter as gain from the sale of such stock. Approximately 19% of the distributions made on our common stock in 2000 were classified as a return of capital for federal income tax purposes. Although we believe that a portion of our distributions on our common stock for 2001 will be classified as a return of capital for federal income tax purposes, we are unable to predict the portion of 2001 or future distributions which may be classified as a return of capital since such amount depends on our taxable income for the entire year.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

    On May 1, 2001, the last reported sales price per share of our common stock on the NYSE was $27.80. The table below sets forth for the periods indicated the high and low sales prices per share of our common stock, as reported by the NYSE, and distributions declared per share of our common stock.

                                                              PRICE PER SHARE       DISTRIBUTIONS
                                                           ----------------------     DECLARED
                                                              HIGH         LOW      PER SHARE(1)
                                                           -----------   --------   -------------
1999
  First Quarter..........................................   $24.8750     $20.3750      $0.5125
  Second Quarter.........................................    25.0000      20.8125       0.5200
  Third Quarter..........................................    24.3125      22.3125       0.5275
  Fourth Quarter.........................................    23.6250      20.0000       0.5350
2000
  First Quarter..........................................    22.0000      19.2500      0.54125
  Second Quarter.........................................    24.6250      19.3750      0.54500
  Third Quarter..........................................    24.5000      22.1250      0.54875
  Fourth Quarter.........................................    25.5000      22.5000      0.55250
2001
  First Quarter..........................................    26.7500      24.3000      0.55625
  Second Quarter, through May 1, 2001....................    28.7100      26.1000      0.18625

------------------------

(1) Distributions are currently declard monthly by us based on financial results for the prior month. Our Board of Directors has declared a monthly distribution of $0.18625 per share of common stock payable May 15, 2001 to stockholders of record on May 1, 2001. PURCHASERS OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY WILL NOT RECEIVE THE MAY 15, 2001 DISTRIBUTION IN RESPECT OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY. Although we expect to continue our policy of paying monthly distributions, we cannot assure you that the current level of distributions will be maintained by us.

                                   PROPERTIES

    As of March 31, 2001, we owned a diversified portfolio of 1,061 properties located in 46 states with approximately 8.9 million square feet of leasable space. At March 31, 2001, approximately 97.3% of the properties were leased under net lease agreements. Net leases typically require the tenant to be responsible for minimum monthly rent and property operating expenses including property taxes, insurance and maintenance.

    Our net leased retail properties are primarily leased to regional and national retail chain store operators. The average leasable retail space of the 1,061 properties is approximately 8,400 square feet on approximately 60,200 square feet of land. Generally, buildings are single-story properties with adequate parking on site to accommodate peak retail traffic periods. The properties tend to be on major thoroughfares with relatively high traffic counts and adequate access, egress and proximity to a sufficient population base to constitute a suitable market or trade area for the retailer's business.

    The following table sets forth the rental revenue from our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

                                                   FOR THE
                                                   QUARTER
                                                    ENDED              FOR THE YEARS ENDED DECEMBER 31,(1)
                                                  MARCH 31,    ----------------------------------------------------
INDUSTRY                                           2001(1)       2000       1999       1998       1997       1996
--------                                          ----------   --------   --------   --------   --------   --------
Apparel Stores..................................       2.4%       2.4%       3.8%       4.1%       0.7%        --%
Automotive Parts................................       8.5        8.3        8.6        7.8        9.1       10.5
Automotive Service..............................       6.0        5.8        6.6        7.5        6.4        4.8
Book Stores.....................................       0.5        0.5        0.5        0.6        0.5         --
Business Services...............................       0.1        0.1        0.1          *         --         --
Child Care......................................      23.6       24.7       25.3       29.2       35.9       42.0
Consumer Electronics............................       4.3        4.9        4.4        5.4        6.5        0.9
Convenience Stores..............................       8.7        8.4        7.2        6.1        5.5        4.6
Craft and Novelty...............................       0.4        0.4        0.4          *         --         --
Drug Stores.....................................       0.2        0.2        0.2        0.1         --         --
Entertainment...................................       1.5        2.0        1.2         --         --         --
General Merchandise.............................       0.6        0.6        0.6          *         --         --
Grocery Stores..................................       0.6        0.6        0.5          *         --         --
Health and Fitness..............................       3.4        2.4        0.6        0.1         --         --
Home Furnishings................................       6.2        5.8        6.5        7.8        5.6        4.4
Home Improvement................................       1.3        2.0        3.6          *         --         --
Office Supplies.................................       2.2        2.3        2.6        3.0        1.7         --
Pet Supplies and Services.......................       1.5        1.5        1.1        0.6        0.2         --
Private Education...............................       1.5        1.4        1.2        0.9         --         --
Restaurants.....................................      11.9       12.3       13.3       16.2       19.8       24.4
Shoe Stores.....................................       0.8        0.8        1.1        0.8        0.2         --
Theaters........................................       4.5        2.7        0.6         --         --         --
Video Rental....................................       3.9        3.9        4.3        3.8        0.6         --
Other...........................................       5.4        6.0        5.7        6.0        7.3        8.4
                                                     -----      -----      -----      -----      -----      -----
Totals..........................................     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                                                     =====      =====      =====      =====      =====      =====

------------------------

 *  Less than 0.1%

(1) Does not include properties owned by Crest Net which are held for sale.

    Of the 1,061 properties in the portfolio at March 31, 2001, 1,056 were single-tenant properties with the remaining properties being multi-tenant properties. As of March 31, 2001, 1,032 of the 1,056 single-tenant properties, or 97.7%, were net leased with an average remaining lease term (excluding extension options) of approximately 7.6 years. The following table sets forth certain information regarding the timing of the lease term expirations (excluding extension options) on our 1,032 net leased, single-tenant retail properties as of March 31, 2001 (dollars in thousands).

                                                                                          PERCENT OF
                                                          NUMBER OF LEASES   ANNUALIZED   ANNUALIZED
YEAR                                                        EXPIRING(1)      RENT(1)(2)      RENT
----                                                      ----------------   ----------   ----------
2001....................................................          72          $  5,420         4.8%
2002....................................................          81             6,618         5.9
2003....................................................          73             6,154         5.5
2004....................................................         117             9,987         8.9
2005....................................................          84             6,484         5.8
2006....................................................          28             2,562         2.3
2007....................................................          94             6,437         5.8
2008....................................................          66             5,838         5.2
2009....................................................          29             2,523         2.3
2010....................................................          45             3,880         3.5
2011....................................................          38             5,693         5.1
2012....................................................          48             5,588         5.0
2013....................................................          74            12,671        11.3
2014....................................................          39             6,659         5.9
2015....................................................          37             4,305         3.8
2016....................................................          13             1,382         1.2
2017....................................................          11             4,130         3.7
2018....................................................          16             1,616         1.4
2019....................................................          50             8,706         7.8
2020....................................................           9             2,920         2.6
2021....................................................           4               826         0.7
2033....................................................           2             1,118         1.0
2034....................................................           2               570         0.5
                                                               -----          --------       -----
Totals..................................................       1,032          $112,087       100.0%
                                                               =====          ========       =====

------------------------

(1) This table does not include five multi-tenant properties and 24 vacant, unleased single-tenant properties owned by the Company and seven properties owned by Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2) Annualized rent is calculated by multiplying the monthly contractual base rent as of March 31, 2001 for each of the properties by 12 and adding the previous 12 months historic percentage rent, which totaled $1.8 million (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level). For properties under construction, an estimated contractual base rent based upon the estimated total costs of each property is used.

    The following table sets forth certain state-by-state information regarding Realty Income's property portfolio as of March 31, 2001 (dollars in thousands).

                                                                         APPROXIMATE                  PERCENT OF
                                              NUMBER OF     PERCENT    LEASABLE SQUARE   ANNUALIZED   ANNUALIZED
STATE                                       PROPERTIES(1)    LEASED         FEET         RENT(1)(2)      RENT
-----                                       -------------   --------   ---------------   ----------   ----------
Alabama...................................          9         100%          120,100       $    882        0.8%
Alaska....................................          1         100            70,600            285        0.2
Arizona...................................         29          97           182,500          2,769        2.4
Arkansas..................................          5         100            36,700            614        0.5
California................................         53         100           950,400         13,201       11.2
Colorado..................................         44         100           267,600          3,973        3.4
Connecticut...............................         10         100           223,800          2,983        2.5
Delaware..................................          1         100             5,400             72        0.1
Florida...................................         87          91         1,003,100         12,478       10.6
Georgia...................................         60          97           428,400          5,674        4.8
Idaho.....................................         11         100            52,000            755        0.6
Illinois..................................         35         100           259,100          3,745        3.2
Indiana...................................         29          97           170,400          2,184        1.9
Iowa......................................         10         100            67,900            701        0.6
Kansas....................................         22         100           235,600          2,601        2.2
Kentucky..................................         13         100            43,500          1,114        1.0
Louisiana.................................          5         100            39,600            506        0.4
Maryland..................................          8         100            48,300            750        0.6
Massachusetts.............................          8         100            53,900          1,106        0.9
Michigan..................................         10         100            68,100            986        0.8
Minnesota.................................         25          96           261,500          2,565        2.2
Mississippi...............................         16         100           152,100          1,291        1.1
Missouri..................................         33         100           204,700          2,586        2.2
Montana...................................          2         100            30,000            287        0.2
Nebraska..................................          9         100            87,100          1,081        0.9
Nevada....................................          6         100            81,300          1,257        1.1
New Hampshire.............................          1         100             6,400            133        0.1
New Jersey................................          4         100            45,400            786        0.7
New Mexico................................          5          80            46,000            183        0.2
New York..................................         20         100           253,300          4,850        4.1
North Carolina............................         33          97           172,800          3,038        2.6
North Dakota..............................          1         100            22,000             65        0.1
Ohio......................................         66         100           377,000          5,511        4.7
Oklahoma..................................         17          94           102,200          1,243        1.1
Oregon....................................         19         100           210,800          2,066        1.8
Pennsylvania..............................         23         100           168,300          2,300        2.0
South Carolina............................         48         100           147,000          3,991        3.4
South Dakota..............................          2         100            12,600            172        0.2
Tennessee.................................         25          96           221,300          2,676        2.3
Texas.....................................        153          96         1,172,700         12,966       11.0
Utah......................................          8          88            51,700            636        0.5
Virginia..................................         29         100           261,900          4,606        3.9
Washington................................         42         100           274,500          3,332        2.8
West Virginia.............................          2         100            16,800            158        0.1
Wisconsin.................................         18         100           167,700          2,057        1.8
Wyoming...................................          4         100            20,100            264        0.2
                                                -----         ---         ---------       --------      -----
Totals/Average............................      1,061          98%        8,894,200       $117,479      100.0%
                                                =====         ===         =========       ========      =====

--------------------------

(1) Does not include seven properties owned by Crest Net which are held for sale.

(2) Annualized rent is calculated by multiplying the monthly contractual base rent as of March 31, 2001 for each of the properties by 12 and adding the previous 12 months historic percentage rent, which totaled $1.8 million (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level). For the properties under construction, an estimated contractual base rent based upon the estimated total costs of each property is used.

    The following table sets forth certain information regarding our properties as of March 31, 2001, classified according to the retail business types and the level of services they provide (dollars in thousands):

                                                            NUMBER OF     ANNUALIZED     PERCENT OF
INDUSTRY                                                  PROPERTIES(1)   RENT(1)(2)   ANNUALIZED RENT
--------                                                  -------------   ----------   ---------------
TENANTS PROVIDING SERVICES
Automotive Service......................................        101        $  7,018           6.0%
Child Care..............................................        332          28,541          24.3
Entertainment...........................................          6           1,928           1.6
Health and Fitness......................................          8           4,602           3.9
Private Education.......................................          6           1,817           1.6
Theaters................................................         10           5,209           4.4
Other...................................................          8           5,972           5.1
                                                              -----        --------         -----
                                                                471          55,087          46.9
                                                              -----        --------         -----
TENANTS SELLING GOODS AND SERVICES
Automotive Parts........................................         62           5,432           4.6
Business Services.......................................          1             124           0.1
Convenience Stores......................................        105          10,111           8.6
Home Improvement........................................          2             187           0.2
Pet Supplies and Services...............................          6           1,231           1.1
Restaurants.............................................        165          13,568          11.5
Video Rental............................................         35           4,443           3.8
                                                              -----        --------         -----
                                                                376          35,096          29.9
                                                              -----        --------         -----
TENANTS SELLING GOODS
Apparel Stores..........................................          4           2,799           2.4
Automotive Parts........................................         78           4,509           3.8
Book Stores.............................................          2             572           0.5
Consumer Electronics....................................         37           4,982           4.2
Craft and Novelty.......................................          2             502           0.4
Drug Stores.............................................          1             235           0.2
General Merchandise.....................................         11             687           0.6
Grocery Stores..........................................          2             726           0.6
Home Furnishings........................................         38           7,074           6.0
Home Improvement........................................         25           1,377           1.2
Office Supplies.........................................          8           2,476           2.1
Pet Supplies............................................          2             467           0.4
Shoe Stores.............................................          4             890           0.8
                                                              -----        --------         -----
                                                                214          27,296          23.2
                                                              -----        --------         -----
Totals..................................................      1,061        $117,479         100.0%
                                                              =====        ========         =====

------------------------

(1) Does not include properties owned by Crest Net Lease which are held for sale.

(2) Annualized rent is calculated by multiplying the monthly contractual base rent as of March 31, 2001 for each of the properties by 12, and adding the previous twelve month's historic percentage rent, which totaled
    $1.8 million, (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level). For the properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the federal income tax considerations that are anticipated to be material to purchasers of our common stock. This summary supersedes, in its entirety, the discussion in the accompanying prospectus entitled "Material Federal Income Tax Considerations to Realty Income Corporation" The information in this section is based on:

    - the Internal Revenue Code of 1986, as amended;

    - current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

    - the legislative history of the Internal Revenue Code;

    - current administrative interpretations and practices of the Internal Revenue Service; and

    - court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, the tax considerations contained in this discussion could be challenged by the Internal Revenue Service and, if challenged, may not be sustained by a court.

    The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our common stock. The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

    - the acquisition, ownership and sale or other disposition of common stock offered under this prospectus supplement and the prospectus, including the federal, state, local, foreign and other tax consequences;

    - our election to be taxed as a real estate investment trust for federal income tax purposes; and

    - potential changes in the tax laws.

TAXATION OF THE COMPANY

    GENERAL. We elected to be taxed as a "real estate investment trust" under Sections 856 through 860 of the Internal Revenue Code of 1986, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1994. We intend to continue to operate in this manner. However, our qualification and taxation as a real estate investment trust depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, we cannot assure you that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "--Failure to Qualify."

    The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations. The law firm of Latham & Watkins has acted as our tax counsel in connection with our election to be taxed as a real estate investment trust. In the opinion of Latham & Watkins, commencing with our taxable year ended December 31, 1994, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion was rendered as of May 1, 2001, and Latham & Watkins has no obligation to update its opinion subsequent to that date.

    The opinion of Latham & Watkins is based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "--Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. With respect to the enforceability of the stock ownership limits in our charter, Latham & Watkins has relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, our Maryland counsel.

    If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

    - We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

    - We may be required to pay the "alternative minimum tax" on our items of tax preference.

    - If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

    - We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

    - If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

    - We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and
      (c) any undistributed taxable income from prior periods.

    - If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of
      (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with-respect to the recognition of gain assume that we will make an election under Treasury Regulation Section 1.337(d)-5T.

    REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

        (1) that is managed by one or more trustees or directors;

        (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

        (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

        (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

        (5) that is beneficially owned by 100 or more persons;

        (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each-taxable year; and

        (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

    The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

    We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above. These ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer of Our Capital Stock" in the accompanying prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "--Failure to Qualify."

    In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST. We own and operate one or more properties through partnerships. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "--Tax Aspects of the Partnerships." We have direct control of all of the partnerships in which we are a partner, and intend to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

    OWNERSHIP OF SUBSIDIARIES. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this prospectus supplement, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under "--Asset Tests."

    INCOME TESTS. We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust:

    - First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments;

    - Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

    For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

    - The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

    - We, or an actual or constructive owner of 10% or more of our capital stock, do not actually or constructively own 10% or more of the interests in the tenant.

    - Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

    - We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% DE MINIMIS exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, under recently enacted legislation, beginning in 2001, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

    We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a real estate investment trust.

    We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

    - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

    - we attach a schedule of the sources of our income to our federal income tax return; and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

    It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

    PROHIBITED TRANSACTION INCOME. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made and may in the future make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

    We have disposed of, and may in the future dispose of, properties in transactions intended to qualify as like-kind exchanges under the Code, resulting in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depeding on the facts and circumstances surrounding the particular transaction.

    ASSET TESTS. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets:

    - First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated like partnerships for federal income purposes in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

    - Second, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test; and

    - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take those other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

    As discussed above, a real estate investment trust cannot currently own more than 10% by vote or value of the outstanding securities of any one issuer. Recently, legislation was enacted that allows a real estate investment trust to own up to 100% of the vote and/or value of a corporation which jointly elects with the real estate investment trust to be treated as a "taxable REIT subsidiary," provided that, in the aggregate, a real estate investment trust's total investment in its taxable REIT subsidiaries does not exceed 20% of the real estate investment trust's total assets, and at least 75% of the real estate investment trust's total assets are real estate or other qualifying assets. In addition, dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust.

    This new legislation contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the real estate investment trust if its, or its tenants', rental, service or other agreements with its taxable REIT subsidiary are not on arm's length terms.

    We own an interest in Crest Net Lease. We and Crest Net Lease, have jointly elected for it to be treated as a taxable REIT subsidiary. As a result, our ownership of securities of Crest Net Lease, will not be subject to the 10% asset test described above, and its operations will be subject to the provisions described above that are applicable to a taxable REIT subsidiary.

    ANNUAL DISTRIBUTION REQUIREMENTS. To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

    - 90% (95% for taxable years ending before January 1, 2001) of our "REIT taxable income"; and

    - 90% (95% for taxable years ending before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

    - the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

    Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

    In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years ending before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over
(b) our adjusted basis in the asset on the date we acquired the asset.

    We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years ending before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

    We expect that our "REIT taxable income" will be less than our cash flow because of depreciation and other non-cash charges included in computing our "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. We may not have sufficient cash or other liquid assets to meet these distribution requirements, however, because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

    We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction taken for deficiency dividends.

    In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

    Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

FAILURE TO QUALIFY

    If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF THE PARTNERSHIPS

    GENERAL. We currently own interests in several partnerships and may own interests in additional partnerships in the future. Our ownership of an interest in these partnerships involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership in which-we own an interest, or one or more of its subsidiary partnerships, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the real estate investment trust asset tests or the real estate investment trust income tests. This, in turn, would prevent us from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

    Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and that has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity that did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

    ALLOCATIONS OF INCOME, GAIN, LOSS AND DEDUCTION. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

DISTRIBUTION OF ACQUIRED EARNINGS

    In addition to the above annual distribution requirements, a real estate investment trust is not allowed to have, at the end of any taxable year, accumulated earnings and profits attributable to non-real estate investment trust years. In 1995, R.I.C. Advisor, Inc., a California corporation, merged with and into us. As a result of this merger, we were treated as having acquired the earnings and profits of R.I.C. Advisor. We were required to distribute these earnings and profits prior to the close of 1995. We believe that we made, or were deemed to make, distributions to our stockholders that were sufficient to timely distribute the earnings and profits. However, if the Internal Revenue Service determines that we did not distribute all of the earnings and profits prior to the end of 1995, we would fail to qualify as a real estate investment trust for 1995 and perhaps for subsequent years. See "--Failure to Qualify."

TAXATION OF HOLDERS OF OUR COMMON STOCK

    SCOPE OF DISCUSSION. This general discussion of certain United States federal income tax consequences applies to you if you are a United States holder of our common stock and hold the common stock as a "capital asset," generally, for investment, as defined in section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules that may affect the United States tax treatment of your investment in our common stock. For example, special rules not discussed here may apply to you if you are:

    - not a United States holder;

    - a broker-dealer, a dealer in securities or a financial institution;

    - an S corporation;

    - a bank;

    - a thrift;

    - an insurance company;

    - a tax-exempt organization;

    - subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

    - a person with a "functional currency" other than the United States dollar; or

    - a United States expatriate.

    This discussion only represents our best attempt to describe the material federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences that are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

    When we use the term "United States stockholder," we mean a holder of shares of our capital stock who is, for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation, partnership, or other entity treated as a partnership or corporation for federal income purposes created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

    - an estate which is required to pay United States federal income tax regardless of the source of its income; or

    - a trust whose administration is under the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons, will also be considered United States stockholders.

DISTRIBUTIONS GENERALLY

    Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to the common stock.

    To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

CAPITAL GAIN DISTRIBUTIONS

    Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain, to the extent that the gain does not exceed our actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets that produced these gains, and on specified designations, if any, that we may make, these gains may be taxable to non-corporate United States stockholders at a 20% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of the capital gain dividend would be an amount that bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS

    Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

RETENTION OF NET LONG-TERM CAPITAL GAINS

    We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

    - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

    - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder's long-term capital gains;

    - receive a credit or refund for the amount of tax deemed paid by it;

    - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

    - in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

DISPOSITIONS OF COMMON STOCK

    If you are a United States stockholder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "--Taxation of Non-United States Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

    For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a real estate investment trust. A real estate investment trust will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

    The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are non-United States stockholders. When we use the term "non-United States stockholder" we mean stockholders who are not United States stockholders. In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the

United States and the non-United States stockholder's country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim this treatment. Non-United States stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

    We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                            STOCKHOLDER RIGHTS PLAN

    On June 10, 1998, our Board of Directors declared a dividend distribution of one preferred share purchase right, or right, for each outstanding share of our common stock to stockholders of record at the close of business on July 1, 1998. When exercisable, each right entitles the registered holder to purchase from us one one-hundredth (1/100th) of a share of our Class A Junior Participating Preferred Stock, or Class A Preferred Stock, at a price of $104.50 per one one-hundredth of a Class A Preferred share, subject to adjustment. Initially, the rights will be attached to all outstanding shares of our common stock, and no separate rights certificates will be distributed. Our Board of Directors also authorized the issuance of one right with respect to each share of our common stock that we issue between June 10, 1998 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement, dated as of June 25, 1998 between us and The Bank of New
York). Each share of our common stock offered hereby will have upon issuance one right attached.

    The rights will become exercisable and will detach from our common stock upon the earlier of (i) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of our common stock, or (ii) the tenth business day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 15% or more of our common stock; the earlier of (i) and (ii) is referred to as the Distribution Date. If a person or group acquires beneficial ownership of 15% or more of our outstanding common stock (except pursuant to certain cash tender offers for all outstanding common stock approved by our Board of Directors) or if we are the surviving corporation in a merger and our common stock is not changed or exchanged, each right will entitle the holder, subject to exceptions, to purchase, at the right's then current exercise price, that number of shares of our common stock having a market value equal to twice the exercise price. Similarly, if after the rights become exercisable, we merge or consolidate with, or sell 50% or more of our assets or earning power to, another person, each right will then entitle the holder to purchase, at the right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

    The rights may be redeemed in whole, but not in part, at a price of $0.01 per right by our Board of Directors at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock. The Board of Directors may, under certain circumstances, extend the period during which the rights are redeemable or postpone the Distribution Date. The rights will expire on July 1, 2008, unless earlier redeemed.

    For a more complete summary of the terms of the rights, the Rights Agreement and the Class A Preferred Stock, you should review the information in our Form 8-A filed with the SEC on June 26, 1998, which is incorporated by reference in this prospectus supplement. The summary of selected provisions of the rights, the Rights Agreement and the Class A Preferred Stock appearing above and in the Form 8-A is not complete, and those summaries are qualified in their entirety by reference to the Rights Agreement and the articles supplementary establishing the Class A Preferred Stock. You should review the Rights Agreement and the articles supplementary for the Class A Preferred Stock, copies of which may be obtained as described below under "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering our common stock. For further information on Realty Income and our common stock, you should refer to our registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents that we refer you to. Since the prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

    - Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

    - We can disclose important information to you by referring you to those documents; and

    - Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

    - Annual Report on Form 10-K for the year ended December 31, 2000;

    - Information relating to executive compensation in our Definitive Proxy Statement on Schedule 14A dated March 29, 2001;

    - Registration of our Class A Junior Participating Preferred Stock Purchase Rights on Form 8-A filed on June 26, 1998;

    - Registration of our Class B Preferred Stock on Form 8-A filed on May 25, 1999; and

    - Registration of our Class C Preferred Stock on Form 8-A filed on July 30, 1999.

If any statement in this prospectus supplement is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus supplement.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering:

    - Reports filed under Sections 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                               Realty Income Corporation
                               Attention: Investor Relations
                               220 West Crest Street
                               Escondido, CA 92025-1707
                               (760) 741-2111

                                  UNDERWRITING

    Subject to the terms and conditions contained in a purchase agreement between us and each of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................    570,000
Salomon Smith Barney Inc....................................    570,000
Credit Suisse First Boston Corporation......................    427,500
A.G. Edwards & Sons, Inc....................................    427,500
First Union Securities, Inc.................................    427,500
Tucker Anthony Incorporated.................................    427,500
                                                              ---------
          Total.............................................  2,850,000
                                                              =========

    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.84 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to Realty Income Corporation. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                          WITHOUT
                                                            PER SHARE     OPTION      WITH OPTION
                                                            ---------     -------     -----------
Public offering price.....................................    $27.80    $79,230,000   $91,114,500
Underwriting discount.....................................    $1.425     $4,061,250    $4,670,438
Proceeds, before expenses, to Realty Income Corporation...   $26.375    $75,168,750   $86,444,062

    The expenses of this offering, not including the underwriting discount, are estimated at $300,000 and are payable by Realty Income Corporation.

OVER-ALLOTMENT OPTION

    We have granted an option to the underwriters to purchase up to 427,500 additional shares at the initial public offering price less the underwriting discount and less any dividends or distributions declared or paid by us on the shares initially purchased by the underwriters but not on the shares to be purchased upon exercise of the over-allotment option. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

    We have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we have agreed not to directly or indirectly

    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant to purchase any common stock;

    - otherwise dispose of or transfer any common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock.

    Our lock-up agreement contains an exception that permits us to issue shares of common stock in connection with acquisitions and in connection with joint ventures and similar arrangements, so long as the recipients of those shares agree not to sell or transfer those shares for 90 days after the date of this prospectus supplement. Our lock-up agreement also contains exceptions that permit us to issue shares of common stock upon the exercise of outstanding options, to issue shares and options pursuant to employee benefit plans and to issue shares of common stock pursuant to non-employee director stock plans.

NEW YORK STOCK EXCHANGE LISTING

    The shares are listed on the New York Stock Exchange under the symbol "O."

PRICE STABILIZATION AND SHORT POSITIONS

    Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing our common stock. However, the representatives of the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

    Neither we, nor any of the underwriters, makes any representation or prediction as to the direction or the magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, nor any of the underwriters, makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

    The validity of the common stock to be issued in connection with this offering will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for us by Latham & Watkins, Costa Mesa, California. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters. Eric S. Haueter, a partner of Sidley Austin Brown & Wood LLP, beneficially owns approximately 2,793 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Realty Income Corporation and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 included in Realty Income Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated by reference herein have been audited by KPMG LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the reports of KPMG LLP, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                                  $409,000,000
                           REALTY INCOME CORPORATION
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                            ------------------------

    Realty Income Corporation, referred to in this prospectus as Realty Income, the Company, we or our, may from time to time offer in one or more series (i) our debt securities, (ii) shares of our preferred stock, $1.00 par value per share, or (iii) shares of our common stock, $1.00 par value per share, with an aggregate public offering price of up to $409,000,000 on terms to be determined at the time of the offering. Our debt securities, our preferred stock and our common stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

    The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

    - in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into shares of our preferred stock or common stock, covenants and any initial public offering price;

    - in the case of our preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and

    - in the case of our common stock, any initial public offering price.

    In addition, the specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

    Our common stock is traded on the New York Stock Exchange under the symbol "O". On June 14, 1999, the last reported sale price of our common stock was $23.75 per share.

    Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                   The date of this prospectus is July 14, 1999.

                                   PROSPECTUS

                                                                PAGE
                                                              --------
The Company.................................................      3
Use of Proceeds.............................................      3
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............      3
Forward-Looking Statements..................................      4
Description of Debt Securities..............................      4
Description of Common Stock.................................     16
Description of Preferred Stock..............................     18
Restrictions on Ownership and Transfers of Capital Stock....     25
Material Federal Income Tax Considerations to Realty Income
  Corporation...............................................     28
Plan of Distribution........................................     35
Experts.....................................................     36
Legal Matters...............................................     36
Where You Can Find More Information.........................     36
Incorporation of Information We File with the SEC...........     37

                                  THE COMPANY

    We are organized to operate as an equity real estate investment trust or REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of March 31, 1999, we owned a diversified portfolio of 1,004 properties located in 45 states with over
8.1 million square feet of leasable space. Over 99% of our properties were leased as of March 31, 1999.

    Our investment strategy is to acquire freestanding, single tenant, retail properties leased to regional and national retail chains under long-term, net lease agreements. We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our net lease agreements generally are for initial terms of 10 to 20 years, require the tenant to pay a minimum monthly rent and property operating expenses (taxes, insurance and maintenance), and provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level.

    Since 1970 and through December 31, 1998, we have acquired and leased back to regional and national retail chains 944 properties (including 34 properties that have been sold) and have collected in excess of 98% of the original contractual rent obligations on those properties. We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties leased under long-term, net lease agreements produces consistent, predictable income. We believe that the income generated under long-term leases coupled with the tenant's responsibility for property expenses under the net lease structure generally produce a more predictable income stream than many other types of real estate portfolios. Of the 1,004 properties in the portfolio as of March 31, 1999, 997 were single tenant properties and the remaining properties were multi-tenant. As of March 31, 1999, 991 or 99.4% of our 997 single tenant properties were net leased pursuant to leases with an average remaining lease term (excluding extension options) of approximately 8.6 years.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, the repayment of indebtedness, the development and acquisition of additional properties and other acquisition transactions, and the expansion and improvement of properties in our portfolio.

          RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth ratios of earnings to fixed charges for the periods shown. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges consist of interest costs (including capitalized interest) and the amortization of debt issuance costs. As of March 31, 1999, we had not issued any of our preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios presented below. However, on a pro forma basis, assuming that our 9 3/8% Class B Cumulative Redeemable Preferred Stock was issued and the proceeds therefrom were used to repay borrowings under our Credit Facility on January 1, 1998, the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1998 would have been 3.4x and the ratio of earnings to combined fixed charges and preferred stock dividends for the quarter ended March 31, 1999 would have been 2.4x.

       THREE MONTHS ENDED
            MARCH 31                             YEARS ENDED DECEMBER 31
--------------------------------   ----------------------------------------------------
        1999              1998       1998       1997       1996       1995       1994
---------------------   --------   --------   --------   --------   --------   --------
2.6x                      4.8x       3.8x       5.1x      13.7x       9.9x      39.4x

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, including, among other things:

    - our anticipated growth strategies;

    - our intention to acquire additional properties;

    - anticipated trends in our business, including trends in the market for long-term net leases of freestanding, single tenant retail properties;

    - future expenditures for development projects; and

    - availability of capital to finance our business.

    Additional factors that may cause risks, uncertainties and assumptions include those discussed in the section entitled "Business--Other Items" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Annual Report"), including the subheadings entitled "Competition for Acquisition of Real Estate," "Environmental Liabilities," "Taxation of the Company," "Effect of Distribution Requirements," "Real Estate Ownership Risks" and "Dependence on Key Personnel," and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and in our Report on Form 10-Q for the quarter ended March 31, 1999.

    You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission (the "SEC") and incorporated by reference, is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since those dates.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture must be in the form filed as an exhibit to the Registration Statement containing this prospectus or in a form incorporated by reference to this prospectus in a post-effective amendment to the Registration Statement or a Form 8-K. The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Because this description of debt securities is a summary, it does not contain all the information that may be important to you. You should read all provisions of our indenture and our debt securities to assure that you have all the important information you need to make any required decisions. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the applicable indenture.

TERMS

    The particular terms of any series of our debt securities will be described in a prospectus supplement. Additionally, any applicable modifications of or additions to the general terms of our debt securities described in this prospectus and in the applicable indenture will also be described in a prospectus supplement. Accordingly, for a description of the terms of any series of our debt securities, you must refer to both the prospectus supplement relating to those debt securities and the description of the debt securities set forth in this prospectus. If any particular terms of our debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then those terms shall have the meaning set forth in the relative prospectus supplement.

    Except as set forth in any prospectus supplement, our debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors, a committee of the Board of Directors or as set forth in the applicable indenture or one or more supplements to the indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series.

    Each indenture will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of our debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

    This summary sets forth certain general terms and provisions of the indenture and our debt securities. For a detailed description of a specific series of debt securities, you should consult the prospectus supplement for that series. The prospectus supplement contains all of the following information:

 1. the title of those debt securities;

 2. the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

 3. the price (expressed as a percentage of the principal amount of those debt securities) at which those debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities that is convertible into common stock or preferred stock, or the method by which any convertible portion of those debt securities shall be determined;

 4. if those debt securities are convertible, the terms on which they are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of the common stock or the preferred stock into which those debt securities are convertible;

 5. the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;

 6. the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

 7. the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

 8. the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

 9. the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option;

 10. our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

 11. if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

 12. whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;

 13. whether those debt securities will be issued in certificated and/or book-entry form, and, if so, the identity of the depositary for those debt securities;

 14. whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

 15. the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification of the indenture;

 16. any deletions from, modifications of or additions to the events of default or our covenants with respect to those debt securities;

 17. whether and under what circumstances we will pay any additional amounts on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making this payment;

 18. the subordination provisions, if any, relating to those debt securities;

 19. the provisions, if any, relating to any security provided for those debt securities; and

 20. any other terms of those debt securities.

    If the applicable prospectus supplement provides, we may issue the debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In those cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

    Unless otherwise described in the applicable prospectus supplement, we will pay the principal of (and premium, if any) and interest on any series of debt securities at the applicable trustee's corporate trust office, the address of which will be set forth in the applicable prospectus supplement; provided, however, that, unless otherwise provided in the applicable prospectus supplement, we may make interest payments (i) by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those debt securities, or (ii) by wire transfer of funds to the person at an account maintained within the United States.

    Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of those debt securities at the office of any transfer agent we designate for that purpose. In addition, subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent we designate for that purpose. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting that transfer must provide evidence of title and identity satisfactory to us and the applicable transfer agent. No service charge will be made for any registration of the transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time rescind the designation of any transfer agent appointed with respect to the debt securities of any series or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

    Neither we nor any trustee shall be required to

    - issue, register the transfer of or exchange debt securities of any series if that debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of those debt securities and ending at the close of business on

       1. the day of mailing of the relevant notice of redemption if the debt securities of that series are issuable only in registered form, or

       2. the day of the first publication of the relevant notice of redemption if the debt securities of that series are issuable (only) in bearer form, or

       3. the day of mailing of the relevant notice of redemption if those debt securities are issuable in registered form (and bearer form) and there is no publication; or

    - register the transfer of or exchange any debt security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

    - exchange any debt security in bearer form so selected for redemption, except in exchange for a debt security of that series in registered form that is simultaneously surrendered for redemption; or

    - issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder's option, except the portion, if any, of that debt security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Each indenture will provide that we will not consolidate with, sell, lease or convey all or substantially all of our assets to, or merge with or into, any person unless

    - either we shall be the continuing entity, or the successor person (if not us) formed by or resulting from the consolidation or merger or which shall have received the transfer of the assets shall be a corporation organized and existing under the laws of the United States or any State or jurisdiction thereof and shall expressly assume (1) our obligation to pay the principal of (and premium, if any) and interest on all the debt securities issued under the indenture and (2) the due and punctual performance and observance of all the covenants and conditions contained in the indenture and in the debt securities;

    - immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any Subsidiary as a result of the transaction having occurred, and treating any liens on any property or assets of ours or any Subsidiary that are incurred, created or assumed as a result of the transaction having occurred or as having been created, incurred or assumed, by us or the Subsidiary (defined below) at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

    - an officer's certificate and legal opinion certifying that these conditions have been met shall be delivered to the trustee.

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under the heading above, entitled "--Merger, Consolidation or Sale of Assets," we will be required under each indenture to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, all material rights (by charter, bylaws and statute) and all material franchises; provided, however, that we shall not be required to preserve any right or franchise if our Board of Directors determines that the preservation thereof is no longer desirable in the conduct of our business.

    MAINTENANCE OF PROPERTIES. Each indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will require us to make all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of these properties for value in the ordinary course of business.

    INSURANCE. Each indenture will require us and each of our Subsidiaries, to keep in force upon all of our properties and operations policies of insurance carried with responsible companies in amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

    PAYMENT OF TAXES AND OTHER CLAIMS. Each indenture will require us to pay or discharge or cause to be paid or discharged, before they shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on us, our income, profits or property, or any Subsidiary, its income, profits or property and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which we are contesting in good faith through appropriate proceedings.

    PROVISIONS OF FINANCIAL INFORMATION.  Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, we will be required by each indenture, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were subject to those Sections of the Exchange Act to:

    - transmit by mail to all holders of debt securities issued under the indenture, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to
      Section 13 or 15(d) of the Exchange Act if we were subject to those Sections;

    - file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

    - supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of these documents to any prospective holder of the debt securities.

    Except as may otherwise be provided in the prospectus supplement relating to any series of debt securities, the term "Subsidiary", as used in the indenture means any other Person of which more than 50% of (a) the equity or other ownership interests or (b) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by us or one or more of our Subsidiaries or a combination thereof.

    ADDITIONAL COVENANTS. If we make any additional covenants with respect to any series of debt securities, those covenants will be set forth in the prospectus supplement relating to those debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable indenture, each indenture will provide that the following events are "Events of Default" for any series of debt securities issued under it:

    - default for 30 days in the payment of any installment of interest on any debt security of that series;

    - default in the payment of the principal of (or premium, if any, on) any debt security of that series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;

    - default in making any sinking fund payment as required for any debt security of that series;

    - default in the performance of any of our other covenants contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), which continues for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

    - default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Subsidiaries (including leases, but not including indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether the indebtedness exists at the date of the relevant indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;

    - certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee experienced by us or a Significant Subsidiary; and

    - any other event of default provided with respect to a particular series of debt securities.

    The term "Significant Subsidiary" as used above has the meaning ascribed to the term in Regulation S-X promulgated under the Securities Act, as the Regulation was in effect on January 1, 1999.

    If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, that portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after the declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority of the principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if:

    - we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (other than principal and premium, if any, and interest which have become due solely as a result of the acceleration), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

    - all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to debt securities of that series have been cured or waived as provided in the indenture.

    Each indenture will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except:

    - a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series; or

    - a default in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected by the default.

    Each indenture will require each trustee to give notice of a default under the indenture to all holders of debt securities within 90 days unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified responsible officers of the trustee consider withholding the notice to be in that holders' interest.

    Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

    Each indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

    Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of any indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby,

    - change the stated maturity of the principal of, or any installment of principal, interest (or premium, if any) on, any debt security;

    - reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity of the Original Issue Discount Security or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt security (or reduce the amount of premium payable upon any repayment);

    - change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security when due;

    - reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

    - modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

    The holders of a majority in aggregate principal amount of outstanding debt securities of any series may, on behalf of all holders of debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive covenants in the applicable indenture.

    We, along with the trustee, shall be permitted to modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

    - to evidence the succession of another person to our obligations under the indenture;

    - to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

    - to add events of default for the benefit of the holders of all or any series of debt securities;

    - to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

    - to change or eliminate any provisions of the indenture, provided that any change or elimination does not apply to any outstanding debt securities of a series created prior to the date of the amendment or supplement that are entitled to the benefit of that provision;

    - to secure the debt securities;

    - to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of debt securities into common stock or preferred stock;

    - to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

    - to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided, however, that this action shall not adversely affect the interests of holders of debt securities of any series in any material respect; or

    - to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities, provided, however, that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

    Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver described in indenture or whether a quorum is present at a meeting of holders of debt securities,

    - the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal of that security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

    - the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in (a) above);

    - the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security in the applicable indenture; and

    - debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of the other obligor shall be disregarded.

    Each indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be permitted to be called at any time by the trustee, and also, upon our request or request of the holders of at least 10% in principal amount of the outstanding debt securities of a series, in any case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected by the indenture, any resolution presented at a meeting at which a quorum is present, or at such a meeting adjourned and duly reconvened, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of the series may be adopted at a meeting at which a quorum is present, or at such a meeting adjourned and duly reconvened by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The persons holding or representing a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum for a meeting of holders of that series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of that series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

    Notwithstanding the foregoing provisions, each indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of that series and one or more additional series: (a) there shall be no minimum quorum requirement for the meeting and
(b) the principal amount of the outstanding debt securities of all those series that are entitled to vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable prospectus supplement, upon our request any indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified in our request (except as to certain limited provisions of the indenture which shall survive) when either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) all debt securities of that series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we have irrevocably deposited with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of the deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    Each indenture will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either to:

    - defease and be discharged from any and all obligations with respect to any series of debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold money for payment in trust) ("defeasance"); or

    - be released from our obligations with respect to certain covenants (which will be described in the relevant prospectus supplement) applicable to the debt securities under the applicable indenture (which may include, subject to a limited exception, the covenants described under "--Certain Covenants"), and any omission to comply with these obligations shall not constitute a default or an event of default with respect to those debt securities ("covenant defeasance"), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

    A trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. Additionally, in the case of defeasance an opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture. In the event of defeasance, the holders of those debt securities would thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

    Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

    - the holder of a debt security of that series is entitled to elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security, and so elects, or

    - a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, then the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of:

    - a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community;

    - the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

    - any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event we effect a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause 4 under "--Events of Default, Notice and Waiver" with respect to the specified sections of the applicable indenture (which sections would no longer be applicable to those debt securities) or clause 7 thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in currency, currency unit or composite currency in which those debt securities are payable, and Government Obligations on deposit with the applicable trustee, may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. We would, however, remain liable to make payment of the amounts due at the time of acceleration.

    The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating to those debt securities. The terms will include whether the debt securities are convertible into common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

UNCLAIMED PAYMENTS

    We will be repaid for all amounts we pay to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, and the holder of that debt security may look only to us for payment of the principal, premium or interest.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

                          DESCRIPTION OF COMMON STOCK

    We have authority to issue 100,000,000 shares of our common stock, $1.00 par value per share. As of June 15, 1999, we had outstanding 26,822,447 shares of our common stock.

GENERAL

    The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that our common stock will be issuable upon conversion of our debt securities or our preferred stock. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

TERMS

    Subject to the preferential rights of any other shares or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of our common stock are entitled to receive dividends when, as and if authorized and declared by our board of directors out of assets legally available therefor. Payment and authorization of dividends on our common stock and purchases of those shares by us may be subject to certain restrictions if we fail to pay dividends on the preferred stock. If we were to experience liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in any assets available for distribution to them, after payment or adequate provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock.

    Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Our board of directors is divided into three classes of directors. The terms of the Class I, Class II and Class III directors will expire in 2001, 2002 and 2000, respectively. Each class is chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or other attempt to change control of us even though a tender offer or change in control might be in the best interest of the stockholders.

    Holders of our common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of our common stock voting for the election of directors can elect all the directors of the class then standing for election if they choose to do so and the holders of the remaining shares cannot elect any directors of that class. Holders of shares of common stock do not have preemptive rights, which means they have no right under the charter, bylaws, or Maryland law to acquire any additional shares of common stock that may be issued by us at a subsequent date. Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations. All shares of common stock now outstanding are, and additional shares of common stock offered will be when issued, fully paid and nonassessable.

    Under the Maryland General Corporation Law or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that any such action shall be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

    Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

MARYLAND BUSINESS COMBINATION LAW

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset tranfer or issuances or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate or associate (as defined in the MGCL) of the corporation who, at any time within the two-year period prior to the date in question was the beneficial owner of ten percent or more of the voting power of the outstanding voting stock of the corporation (an interested stockholder) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares. The business combination provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.

MARYLAND CONTROL SHARE ACQUISITIONS LAW

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any and all of the control shares (except those for which the voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions exempted by a provision in the charter or bylaws of the corporation adopted before the acquisition of the shares.

    As permitted by the MGCL, our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's share of stock. There can be no assurance that such provision will not be amended or eliminated by the Board of Directors at any time in the future.

RESTRICTIONS ON OWNERSHIP

    For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities. See "--Restrictions on Ownership and Transfers of Capital Stock".

TRANSFER AGENT

    The registrar and transfer agent for our common stock is The Bank of New
York.

                         DESCRIPTION OF PREFERRED STOCK

    We are authorized to issue 20,000,000 shares of preferred stock, $1.00 par value per share, of which 2,760,000 shares, designated 9 3/8% Cumulative Redeemable Preferred Stock, were outstanding as of June 15, 1999 and 1,000,000 shares designated Class A Junior Participating Preferred Stock were reserved for issuance under our Stockholder Rights Plan.

GENERAL

    The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter (including any applicable articles supplementary) and our bylaws.

    Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series, as authorized by our board of directors. Prior to issuance of shares of each series, our board is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    You should refer to the prospectus supplement relating to the preferred stock offered thereby for specific terms of and other information concerning the preferred stock, including:

 1. the title of the preferred stock;

 2. the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

 3. the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

 4. whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

 5. the procedures for any auction and remarketing, if any, for the preferred stock;

 6. the provision for a sinking fund, if any, for the preferred stock;

 7. any voting rights of the preferred stock;

 8. the provision for redemption, if applicable, of the preferred stock;

 9. any listing of the preferred stock on any securities exchange;

 10. the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

 11. a discussion of federal income tax considerations applicable to the preferred stock;

 12. any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

 13. the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

 14. whether liquidation preferences on preferred stock will be counted as liabilities of ours in determining whether distributions to junior stockholders can be made under the MGCL;

 15. any limitations on issuance of any series or class of preferred stock ranking senior to or on a parity with such series or class of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

 16. any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

    Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up:

    - senior to all classes or series of common stock and to all equity securities ranking junior to the preferred stock rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up;

    - on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the preferred stock with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up; and

    - junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the preferred stock with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up.

    For these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of shares of our preferred stock of each series or class shall be entitled to receive, when, as and if authorized and declared by our board of directors, out of our assets legally available for payment, dividends at rates and on dates and terms as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

    Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of such series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

    If any shares of preferred stock of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

    - if the series or class of preferred stock has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the preferred stock of such series or class for all past dividend periods and the then current dividend period; or

    - if the series or class of preferred stock does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred stock of such series or class.

    When dividends are not paid in full (or a sum sufficient for the full payment thereof is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends authorized on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that series or class and such other series or class of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) and such other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series or class that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless: if that series or class of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common stock or other stock of ours ranking junior to the preferred stock of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the common stock or any other class or series of stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any shares of the common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other stock of ours ranking junior to the preferred stock of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of our stock to preserve our status as a REIT for federal and/or state income tax purposes.

    Any dividend payment made on shares of a series or class of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

    If we properly designate any portion of a dividend as a "capital gain dividend," a holder's share of such capital gain dividend will be an amount which bears the same ratio to the total amount of dividends (as determined for Federal income tax purposes) paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for Federal income tax purposes) paid on all classes of our stock for the year.

REDEMPTION

    If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

    The prospectus supplement relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

    Notwithstanding the foregoing, unless:

    - if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

    - if the series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class; and

    - if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

    - if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series or class (except by conversion into or exchange for stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of such series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class.

    If fewer than all the outstanding shares of preferred stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

    Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of preferred stock of any series or class to be redeemed at the address shown on our stock transfer books, and notice of redemption will also be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. Each notice shall state:

    - The redemption date;

    - The number of shares and series or class of the preferred stock to be redeemed;

    - The redemption price;

    - The place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for the preferred stock are to be surrendered for payment of the redemption price;

    - That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

    - The date on which the holder's conversion rights, if any, as to those shares shall terminate.

    If fewer than all the shares of preferred stock of any series or class are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the shares of preferred stock, the shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of preferred stock of any series or class, the board of directors may fix a record date for the determination of shares of the series or class of preferred stock to be redeemed.

    Notwithstanding the foregoing, the persons who were holders of record of shares of any class or series of preferred stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those shares of preferred stock will not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

    Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to any series or class of preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of that series or class of preferred stock shall be entitled to receive, subject to the preferential rights of the holders of shares of any class or series of our stock ranking senior to such series or class of preferred stock with respect to our distribution of assets upon liquidation, dissolution or winding up, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

VOTING RIGHTS

    Except as may be set forth in the applicable prospectus supplement, whenever dividends on any shares of preferred stock shall be in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two and the holders of such series or class of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable in the election of those two directors) will be entitled to vote for the election of a total of two additional directors to our Board of Directors at a special meeting called by Realty Income at the request of the holders of record of at least 10% of the outstanding shares of any class or series of preferred stock upon which voting rights have been conferred and are exercisable (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case the vote will be held at the earlier of the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accumulated on those shares of preferred stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of the preferred stock to elect those two directors will cease and the term of office of the two directors will automatically terminate and the number of directors constituting the Board of Directors will be reduced accordingly.

    If a special meeting is not called by us within 30 days after a request from the holders of preferred stock as described above, then the holders of record of at least 10% of the outstanding shares of any class or series of preferred stock upon which voting rights have been conferred and are exercisable may designate a holder to call the meeting at our expense.

    So long as any shares of any class or series of preferred stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of any class or series of preferred stock outstanding that is affected by the following at the time given in person or by proxy, either in writing or at a meeting (with each series or class of preferred stock that is affected by the following voting separately as a class):

    - Authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that series or class of preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exerciseable for, or evidencing the right to purchase any such shares;

    - Amend, alter or repeal any of the provisions of our charter, including the articles supplementary for such series or class of preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of preferred stock or the holders thereof; or

    - Enter into any share exchange that affects such series or class of preferred stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this clause each share of such series or class of preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of such series or class of preferred stock;

provided that any amendment to our charter to authorize any increase in the amount of the authorized preferred stock or common stock or the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized or outstanding shares of such series or class or any other series or class of preferred stock in each case ranking on a parity with or junior to the preferred stock of such series or class with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the series or class of preferred stock or the holders thereof.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of such series or class of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect the redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

RESTRICTIONS ON OWNERSHIP

    For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities. See "--Restrictions on Ownership and Transfers of Capital Stock".

TRANSFER AGENT

    The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

            RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF CAPITAL STOCK

INTERNAL REVENUE CODE REQUIREMENTS

    To maintain our REIT status under the Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

TRANSFER RESTRICTIONS IN CHARTER

    Because we expect to continue to qualify as a REIT, our charter contains restrictions on the ownership and transfer of common stock which are intended to assist us in complying with applicable Code requirements. Our charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock, appropriately referred to as the ownership limit. The constructive ownership rules of the Code are complex, and may cause shares of common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to constructively own more than 9.8% of our outstanding common stock and thus violate the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors. Our board of directors may, but in no event is required to, waive the ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

    Our charter further prohibits (i) any person from actually or constructively owning shares of our common stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

    Any person who acquires or attempts to acquire actual or constructive ownership of shares of our common stock that will violate any of the foregoing restrictions on transferability and ownership is required to give notice to us immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by a two thirds vote of our stockholders as required by our charter. Except as otherwise described above, any change in the ownership limit would require an amendment to our charter.

EFFECT OF VIOLATION OF TRANSFER PROVISIONS

    According to our charter, if any purported transfer of common stock or any other event would otherwise result in any person violating the ownership limit or such other limit as provided in our charter or as otherwise permitted by our board of directors, or result in our being "closely held" under
Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, then any such purported transfer will be void and of no force or effect with respect to the purported transferee, referred to as the prohibited transferee, as to that number of shares in excess of the ownership limit or such other limit, and the prohibited transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares, the prohibited owner, shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us as beneficiary. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such excess shares to a person or entity who could own the shares without violating the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors, and distribute to the prohibited transferee or prohibited owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for such excess shares or the net sales proceeds received by the trust for such excess shares.

    In the case of any excess shares resulting from any event other than a transfer or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price (described in our charter) of such excess shares as of the date of such event or the net sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares.

    Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast that vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit or any other limit as provided in our charter or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

    In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

    If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

    All certificates representing shares of our common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Realty Income that might involve a premium price for the common stock or otherwise be in the best interest of stockholders.

COMPLIANCE WITH TREASURY REGULATIONS

    As set forth in the Treasury Regulations, every owner of a specified percentage (or more) of the outstanding shares of our common stock must file a completed questionnaire with us containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of our shares of common stock. Under our charter, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of common stock on our status as a REIT and to ensure compliance with the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors.

    We expect that any shares of preferred stock we issue would be subject to restrictions similar to those described above with respect to our common stock.

                 MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO
                           REALTY INCOME CORPORATION

    THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO US WHICH ARE ANTICIPATED TO BE MATERIAL TO PURCHASERS OF OUR SECURITIES. THIS SUMMARY IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE TAX TREATMENT OF A HOLDER OF ANY OF OUR SECURITIES WILL VARY DEPENDING UPON THE TERMS OF THE SPECIFIC SECURITIES ACQUIRED BY SUCH HOLDER, AS WELL AS THE HOLDER'S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ATTEMPT TO ADDRESS ANY ASPECTS OF FEDERAL INCOME TAXATION RELATING TO HOLDERS OF THE SECURITIES. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO HOLDERS OF THE SECURITIES MAY BE PROVIDED IN THE APPLICABLE PROSPECTUS SUPPLEMENT RELATING THERETO. YOU ARE URGED TO REVIEW THE APPLICABLE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE PURCHASE OF ANY OF OUR SECURITIES.

    The information in this section is based on:

    - the Internal Revenue Code,

    - current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code,

    - the legislative history of the Internal Revenue Code,

    - current administrative interpretations and practices of the Internal Revenue Service, and

    - court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received such rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF:

    - THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

    - OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND

    - POTENTIAL CHANGES IN THE TAX LAWS.

TAXATION OF REALTY INCOME CORPORATION

    GENERAL. We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1994. We intend to continue to operate in this manner. However, no assurance can be given that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "--Failure to Qualify."

    The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of these sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and these rules and treasury regulations.

    Unless we specify otherwise in the applicable prospectus supplement, as a condition of the closing of each offering of equity securities under this prospectus, our tax counsel will render an opinion to the underwriters of the offering to the effect that, commencing with our taxable year ended
December 31, 1994, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. It must be emphasized that this opinion will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus, the applicable prospectus supplement and a factual certificate provided by one of our officers. Our counsel will have no obligation to update its opinion subsequent to its date. Moreover, such qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

    If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. We will be required to pay federal income taxes, however, as follows:

    - We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

    - We may be required to pay the "alternative minimum tax" on our items of tax preference.

    - If we have (a) net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

    - We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

    - If we fail to satisfy the 75% or 95% gross income test, as described below, but have maintained our qualification as a real estate investment trust, we will be required to pay a 100% tax on an amount equal to
      (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

    - We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

    - If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then under treasury regulations not yet promulgated we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of such gain assume that we will make an election under Internal Revenue Service Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's Year 2000 Federal Budget Proposal.

    REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

1.  that is managed by one or more trustees or directors;

2. that issues transferable shares or transferable certificates to evidence beneficial ownership;

3. that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

4. that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

5.  that is beneficially owned by 100 or more persons;

6. not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

7. that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

    The Internal Revenue Code provides that conditions 1 to 4, inclusive, must be met during the entire taxable year and that condition 5 must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions 5 and 6 do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition 6, specified tax-exempt entities, including pension funds, generally are treated as individuals, except a "look-through" exception applies with respect to pension funds.

    We believe that we have satisfied conditions 1 through 7 inclusive. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in 5 and 6 above. These stock ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer of Capital Stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in 5 and 6 above. If we fail to satisfy these share ownership requirements, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition 6 above, we will be treated as having met this requirement. See "--Failure to Qualify."

    In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

    OWNERSHIP OF A PARTNERSHIP INTEREST. We own an interest in a partnership and may acquire interests in one or more new partnerships or limited liability companies. Income tax regulations provide that if we are a partner in a partnership or member of a limited liability company, we will be deemed to own our proportionate share of the assets of the partnership or limited liability company. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership or limited liability company, as the case may be. The character of the assets and gross income of the partnership or limited liability company, as the case may be, retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the partnership in which we own an interest are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of the partnerships and their partners below in "--Tax Aspects of the Partnerships."

    QUALIFIED REAL ESTATE INVESTMENT TRUST SUBSIDIARIES. We own a number of properties through wholly owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under Internal Revenue Code Section 856(i). A qualified rust REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items, as the case may be, of the real estate investment trust. Thus, in applying the requirements described in this prospectus, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and such items. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% of the value of our total assets.

    INCOME TESTS. We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust.

    - First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) specified types of temporary investments.

    - Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing.

    For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the termination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met:

    - the amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales;

    - the Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an actual or constructive owner of

      10% or more of our capital stock, actually or constructively owns 10% or more of the interests in such tenant;

    - if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

    - for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.

    We do not intend to receive rent which fails to qualify as "rents from real property." However, we may have failed to satisfy, and may continue to fail to satisfy, some of the conditions described above to the extent these failures will not, based on the advice of our tax counsel, jeopardize our status as a real estate investment trust.

    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

    - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

    - we attach a schedule of the sources of our income to our federal income tax return; and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

    It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "--Taxation of Realty Income Corporation--General," even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

    PROHIBITED TRANSACTION INCOME. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain includes our share of any such gain realized by any partnerships or limited liability companies in which we own an interest or by our qualified REIT subsidiaries. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and other properties. We intend to make occasional sales of our properties as are consistent with our investment objectives. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

    ASSET TESTS. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets:

    - First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by any partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one year period beginning on the date we received such proceeds.

    - Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

    - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

    ANNUAL DISTRIBUTION REQUIREMENTS. To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

    - 95% of our "REIT taxable income"; and

    - 95% of our after tax net income, if any, from foreclosure property; minus

    - the excess of the sum of specified items of noncash income over 5% of "REIT taxable income" as described above. Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

    In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation within the ten-year period following our acquisition of such asset, we would be required, pursuant to treasury regulations which have not yet been promulgated, to distribute at least 95% of the after-tax gain, if any, recognized by us on the disposition of the asset, to the extent such gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

    These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential. To avoid this treatment, every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

    We expect that our "REIT taxable income" will be less than our cash flow due to the allowance for depreciation and other non-cash charges in computing "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

    We may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

    Furthermore, we would be required to pay a 4% excise tax on the excess of the required distribution over the amount, if any, by which our actual annual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year and any undistributed taxable income from prior periods. Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated as made on December 31 of the prior year. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

    DISTRIBUTION OF ACQUIRED EARNINGS. In addition to the above annual distribution requirements, a real estate investment trust is not allowed to have, at the end of any taxable year, accumulated earnings and profits attributable to non-real estate investment trust years. In 1995, R.I.C.
Advisor, Inc., a California corporation ("R.I.C. Advisor"), merged with and into us (the "Merger"). As a result of the Merger, we were treated as having acquired the earnings and profits of R.I.C. Advisor. We were required to distribute such earnings and profits prior to the close of 1995. We believe that we made, or were deemed to make, distributions to our stockholders which were sufficient to timely distribute such earnings and profits. However, if the Internal Revenue Service determines that we did not distribute all of such earnings and profits prior to the end of 1995, we would fail to qualify as a real estate investment trust for 1995 and perhaps for subsequent years. See "--Failure to Qualify."

    TAX ASPECTS OF THE PARTNERSHIPS. In general, partnerships and limited liability companies which are taxed as partnerships are "pass-through" entities which are not required to pay federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership or limited liability company, as the case may be. Partners or members are potentially required to pay tax on such income, without regard to whether the partners or members receive a distribution from the partnership or limited liability company. If the partnership or limited liability company was treated as an association taxable as a corporation for federal income tax purposes, the partnership or limited liability company would be treated as a taxable entity and, depending upon or our interests in the partnership or limited liability company, this could jeopardize our ability to qualify as a real estate investment trust. See "--Failure to Qualify" below for a discussion of the effect of our failure to

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meet such tests for a taxable year. We believe that the partnership in which we own an interest will be treated for federal income tax purposes as a partnership, rather than an association taxable as a corporation. No assurance can be given that the Internal Revenue Service will not successfully challenge the federal income tax status as a partnership of any partnership or limited liability company in which we own an interest.

    FAILURE TO QUALIFY. If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax and possibly increased state and local taxes, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, stockholders will be required to pay tax on all distributions to them at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. In addition, President Clinton's Year 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a real estate investment trust in taxable years beginning after January 1, 2000. If enacted, this provision could impose a substantial tax upon our reelection to be taxed as a real estate investment trust.

    OTHER TAX CONSEQUENCES. We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our shares.

                              PLAN OF DISTRIBUTION

    We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from us will be described, in the applicable prospectus supplement.

                                       35
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    Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

    Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock. Our common stock is currently listed on the NYSE. Unless otherwise specified in the related prospectus supplement, any shares of common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange or NASDAQ, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the securities.

    If so indicated in any Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such offers.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Realty Income Corporation and Subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in Realty Income Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated by reference herein have been audited by KPMG LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the reports of KPMG LLP, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the securities will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP and Latham & Watkins.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The registration statement on Form S-3, of which this prospectus is a part, summarizes some of the material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits and schedules to our registration statement and the reports, proxy statements and other information filed by us with the SEC.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

    - Incorporated documents are considered part of this prospectus;

    - We can disclose important information to you by referring you to those documents; and

    - Information that we file with the SEC will automatically update and supersede the information in this prospectus.

    We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"):

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - Current Report on Form 8-K dated January 22, 1999;

    - Current Report on Form 8-K dated May 24, 1999;

    - Information relating to executive compensation in our Definitive Proxy Statement on Schedule 14A dated March 30, 1999;

    - The description of our common stock contained in our Registration Statement on Form 8-A (file no. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description;

    - The description of our 9 3/8% Class B Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (file no. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description;

    - The description of our 8 1/4% Monthly Income Senior Notes contained in our Registration Statement on Form 8-A (File no. 001-13374) including any subsequently filed amendments and reports filed for the purpose of updating the description; and

    - The description of our Class A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-13374) including any subsequently filed amendments and reports filed for the purpose of updating the description.

    We also incorporate by reference the documents listed below that we file with the SEC after the date of this prospectus but before any offering:

    - Reports filed under Sections 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

           Realty Income Corporation
           Attention: Investor Relations
           220 West Crest Street
           Escondido, CA 92025-1707
           (760) 741-2111

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                                2,850,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

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                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                           CREDIT SUISSE FIRST BOSTON

                           A.G. EDWARDS & SONS, INC.

                          FIRST UNION SECURITIES, INC.

                      TUCKER ANTHONY SUTRO CAPITAL MARKETS

                                  MAY 1, 2001

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